Exhibit 99.1

WELLPOINT ANNOUNCES THE RETIREMENT OF

LARRY C. GLASSCOCK AS CHAIRMAN OF THE BOARD

ANGELA F. BRALY TO BECOME CHAIR OF THE BOARD

Indianapolis, IN – February 3, 2010 – WellPoint, Inc. (NYSE: WLP), the largest U.S. health benefits company by commercial membership, today announced that Larry C. Glasscock is retiring as Chairman of the Board of Directors and as a member of the Board of Directors effective March 1, 2010. WellPoint’s Board of Directors has named Angela F. Braly, WellPoint’s President and Chief Executive Officer, as Chair of the Board, also effective March 1, 2010.

Speaking on behalf of WellPoint’s Board, independent Lead Director William H.T. Bush said, “Larry has served WellPoint with great distinction through the years, and we are enormously thankful for his contributions to the company, both as Chairman and, before that, as CEO. When he told us of his intention to retire, the Board knew that Angela Braly was the best qualified candidate to succeed him, especially at this critical time in the company’s history. Angela has done an outstanding job of leading WellPoint since she was appointed President and Chief Executive Officer in 2007. She personifies WellPoint’s core values in every way, and her dynamic leadership style engages and inspires confidence. Over the past two-and-a-half years, Angela has proven her strength and foresight through her leadership of WellPoint, which will be a valuable asset to the Board through the changes the industry will face in the next few years. The future of the company is in very capable hands.”

Glasscock said, “It has been an honor and a privilege to serve this great company in various capacities over the past 11 years. This is an outstanding organization. No company is more committed to serving its members, providers and shareholders. At this point, my work here is accomplished and there is one individual most capable of leading WellPoint into the future: Angela Braly. Angela is a leader of outstanding talent, dedication and vision. I wish her, and all the men and women of WellPoint, the best of success.”

Commenting on her appointment, Braly said, “The health care landscape in the United States is rapidly changing, and WellPoint is uniquely positioned to bring ever-greater value to our customers and to help lead our nation’s health care system to a better place. It has been, and continues to be, my honor to lead WellPoint’s outstanding team and I am excited and grateful to be given the opportunity to chair WellPoint’s dedicated Board, continuing the Board’s efforts to help make WellPoint the most trusted choice in health care and the leader in affordable, quality care. I would also like to express my sincere gratitude to Larry Glasscock for his dedicated leadership under which the Company grew to the nation’s largest health benefits company, and for the advice, guidance and support he has given me and the Board during his distinguished tenure.”

Braly, 48, has served as WellPoint’s President and Chief Executive Officer since 2007. From 2005 to 2007, Braly served as an Executive Vice President, with operational responsibility for the nation’s largest Medicare claims processing business, the federal employees’ health benefits business, public policy development, government relations, legal affairs, marketing, and social responsibility initiatives. Previously, she was the President and CEO of Blue Cross Blue Shield of Missouri.

Earlier in her career, Braly was Executive Vice President and General Counsel at Blue Cross Blue Shield of Missouri and a partner in the law firm of Lewis, Rice & Fingersh. A native of Dallas, she received a bachelor’s degree in finance from Texas Tech University and a law degree from Southern Methodist University School of Law. Braly is active in several philanthropic organizations and is a member of the Board of Directors of The Procter and Gamble Company.

Glasscock, 61, has served as Chairman of the Board of Directors of WellPoint since November 2005, and served as President and CEO of WellPoint, Inc., (formerly Anthem Inc.) from 1999 to 2007. He joined Anthem Insurance in 1998. Under his leadership, WellPoint and its predecessor companies grew from approximately 5 million medical members and $6 billion in revenue to approximately 34 million medical members and more than $60 billion in revenue today.

Contacts:

Media

Kristin Binns, 917-697-7802

Investor Relations

Michael Kleinman, 317-488-6713

About WellPoint, Inc.

WellPoint, Inc. is the largest health benefits company in terms of medical membership in the United States. WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at http://www.wellpoint.com/.